Exhibit 10.3

Tony Davidson

Dear Tony,

The past year at ZIM has been an exciting one and the future looks even more so. As you are aware, we have, and continue, to position ourselves to take advantage of one of the fastest growing sectors in the industry, text messaging.

It has been communicated to staff on many occasions that ZIM is filing with the SEC for public standing. This means that, beyond product creation and business development, we have the additional responsibility to the shareholders to be profitable. In order to position us for success and a strong share price, a strategic plan has been put in place to lower expenses and to focus on increasing revenue as we move into our new fiscal year.

In order to achieve this goal, salaries have been reviewed for the entire organization and reductions have been implemented. Specifically, your annual salary as of June 1, 2002 will be $100,000.00. In lieu of this portion of your salary, additional options will be granted at a rate of 2.5 times the difference of your current and new annual salary, at a price of $1.10 per share, pending Board approval.

It is anticipated that with a strong strategic plan to increase revenues and decrease expenses, ZIM will be in a position to re-evaluate annual salaries once our goal of profitability has been reached.

Your cooperation in this initiative, and continued support of our corporate goals is truly appreciated and there is confidence that the support of everyone will ensure a strong success for ZIM.

Sincerely,

/s/ Michael Cowpland
Michael Cowpland
President & CEO